UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

TENNECO INC.

(Exact name of registrant as specified in its charter)

Delaware	76-0515284
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

500 North Field Drive Lake Forest, Illinois	60045
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

On April 15, 2020, the Board of Directors of Tenneco Inc. (the “Company”) declared a dividend of (i) one preferred share purchase right (a “Class A Right”), payable on April 27, 2020, for each share of Class A Voting Common Stock, par value $0.01 per share, of the Company and (ii) one preferred share purchase right (a “Class B Right” and, together with the Class A Rights, the “Rights”), payable on April 27, 2020, for each share of Class B Non-Voting Common Stock, par value $0.01 per share, of the Company, in each case, outstanding on April 27, 2020 (the “Record Date”) to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Section 382 Rights Agreement (the “Rights Agreement”), dated as of April 15, 2020, between the Company and Equiniti Trust Company, as rights agent.

Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Shares”) at a price of $27.00 per one one-thousandth of a Preferred Share represented by a Right, subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 5.03 of the Company’s Current Report on Form 8-K filed on April 16, 2020 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.	Exhibits.

Exhibit No.	Description of Exhibit

3.1	Certificate of Designations of Series A Preferred Stock of Tenneco Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 16, 2020).

4.1	Section 382 Rights Agreement, dated as of April 15, 2020, between Tenneco Inc. and Equiniti Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 16, 2020).

99.1	Press Release dated April 16, 2020 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on April 16, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TENNECO INC.

	By:	/s/ Brandon B. Smith
	Name:	Brandon B. Smith
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Date: April 16, 2020